UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Grey Wolf, Inc.

(Name of Registrant as Specified In Its Charter)

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GREY WOLF, INC.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 13, 2008

     Notice is hereby given that the annual meeting of shareholders of Grey Wolf, Inc., a Texas corporation (the “Company”), will be held at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056 on Tuesday, May 13, 2008, at 9:00 a.m., for the following purposes:
1.	To elect two nominees to Class III of the Board of Directors;

2.	Ratification of the appointment by the Audit Committee of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2008; and

3.	To consider and act upon such other business as may properly be presented at the annual meeting or any adjournments or postponements thereof.
     The Board of Directors has fixed the close of business on March 31, 2008, as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. A list of shareholders will be available commencing May 5, 2008, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042.
     Your vote is important. Whether or not you plan to attend the annual meeting in person, we request that you sign, date and return the enclosed proxy card promptly in the enclosed stamped envelope. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

By Order of the Board of Directors,

/s/ David W. Wehlmann

DAVID W. WEHLMANN,
Secretary
April 8, 2008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING AT MEETING
PROPOSAL 1 — ELECTION OF DIRECTORS
BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION
EXECUTIVE OFFICERS
OWNERSHIP BY MANAGEMENT AND CERTAIN SHAREHOLDERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
2007 OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
CERTAIN TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
AUDIT COMMITTEE REPORT
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT RELATED MATTERS — AUDIT FEES AND SERVICES
CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS
DISTRIBUTION OF ANNUAL REPORTS TO SHAREHOLDERS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2008
PROCEDURES FOR SUBMITTING SHAREHOLDER PROPOSALS

GREY WOLF, INC.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
PROXY STATEMENT
     This proxy statement, the accompanying Notice of Meeting of Shareholders and the enclosed proxy card are first being mailed to the shareholders of Grey Wolf, Inc., a Texas corporation (the “Company”), commencing on or about April 10, 2008. The board of directors of the Company (the “Board of Directors” or the “Board”) is soliciting proxies to be voted at the annual meeting of shareholders to be held at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056 on Tuesday, May 13, 2008, at 9:00 a.m., Houston, Texas time and at any adjournments or postponements thereof (the “Meeting”), for the purposes set forth in the accompanying notice.
     The Board of Directors selected March 31, 2008 as the record date (the “Record Date”) for determining shareholders entitled to vote at the Meeting. On the Record Date there were 178,853,661 shares of the Company’s common stock, par value $.10 per share (the “Common Stock”), outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote on all matters presented at the Meeting. Holders of a majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum for the transaction of business.
     If a quorum is not obtained, the Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have been revoked).
VOTING AT MEETING
     Shareholders may vote in person at the annual meeting or by proxy. The Company recommends that shareholders vote by proxy even if they plan to attend the annual meeting. Shareholders have three options for voting by proxy:
•	Internet: Shareholders can vote over the Internet at the Web address shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. When shareholders vote over the Internet, they should not return their proxy card.

•	Telephone: Shareholders can vote by telephone by calling the toll-free number on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow shareholders to vote their shares and confirm that their instructions have been properly recorded. When shareholders vote by telephone, they should not return your proxy card.

•	Mail: Shareholders can vote by mail by simply signing, dating and mailing their proxy card in the postage-paid envelope included with this proxy statement.
     Proxies will be voted in accordance with the directions specified thereon and otherwise in the discretion of the persons designated as proxies on other matters properly brought before the Meeting. Any proxy on which no direction is specified will be voted “FOR” the election of the nominees named herein to Class III of the Board of Directors, and “FOR” ratification of the appointment by the Audit Committee of KPMG as the Company’s independent registered accounting firm.

A shareholder of record may revoke a proxy by:
•	delivering to the Company written notice of revocation;

•	delivering to the Company a signed proxy of a later date;

•	voting again over the Internet or by telephone; or

•	appearing at the Meeting and voting in person.
     Individuals who hold shares of Common Stock in a stock brokerage account or by a bank or other holder of record, are considered the beneficial owner of shares held in street name. Beneficial owners of Common Stock may submit new voting instructions by contacting their bank, broker or other holder of record or may obtain a legal proxy from their bank, broker or other holder of record and vote at the Meeting.
     Votes will be tabulated and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote.
PROPOSAL 1 — ELECTION OF DIRECTORS
     The Company’s bylaws, (the “Bylaws”), provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office for each class expiring on the date of the third annual shareholders’ meeting for the election of directors following the most recent election of directors for that class.
     The nominees for election as Class III Directors will be elected by the affirmative vote of a plurality of votes cast at the Meeting for the election of directors. Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to the Company but marked by brokers as “not voted” (“broker non-votes”) will be treated as present for purposes of determining whether a quorum is present, but will have no effect on the election of directors.
General Information
     The term of office of the Company’s Class III Directors, Steven A. Webster, and William R. Ziegler, will expire at this year’s meeting. Upon recommendation of the Corporate Governance and Nominating Committee the Board of Directors at its meeting on February 27, 2008 nominated Messrs. Webster and Ziegler for re-election as Class III Directors at the Meeting. If elected, each of Messrs. Webster and Ziegler will hold office until the Company’s annual meeting in 2011 and until their successors are elected and qualified.
     The persons named as proxies in the enclosed proxy have been designated by the Board of Directors and, unless otherwise directed, intend to vote for the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by the Board of Directors. No circumstances are now known, however, that would prevent any of the nominees from serving. Set forth below under “Class I Directors” and “Class II Directors” are the names of the other directors of the Company currently in office. Class I Directors will continue to serve until the Company’s annual meeting of shareholders in 2009 and Class II Directors will continue to serve until the Company’s annual meeting of shareholders in 2010.
The Board of Directors recommends that shareholders
vote FOR each of the nominees to Class III of the
Company’s Board of Directors.

     Set forth below is certain information (ages as of March 31, 2008) regarding each nominee for election to Class III of the Board of Directors and each director of the Company.
Class III Nominees

		Director
Name and Biography	Age	Since
          Steven A. Webster has been a director of the Company since August 1996. He is a founder, President and Co-Managing Partner of Avista Capital Holdings, L.P., a private equity firm focused on investments in the energy, media and healthcare industries. From 2000-2005, Mr. Webster served as Chairman of Global Energy Partners, an affiliate of the Alternative Capital Division of Credit Suisse First Boston, which made private equity investments in the energy industry. He serves as a Trust Manager of Camden Property Trust, a real estate investment trust and as a director of: Hercules Offshore, Inc., a marine oil and gas drilling and liftboat contractor; Geokinetics, Inc. (“Geokinetics”), a geophysical services provider; Seacor Holdings, Inc., a provider of marine based energy and other services; and Encore Bancshares Inc., a bank holding company. Mr. Webster serves as Chairman of: Carrizo Oil & Gas, Inc., an oil and gas exploration company; Basic Energy Services, a well service contractor; and Solitario Resources Corporation, a precious metals exploration company. Mr. Webster also serves as a director of other privately-held companies. He was the President and Chief Executive Officer of R&B Falcon Corporation, a marine oil and gas drilling contractor from 1998 until 1999 and Chairman and Chief Executive Officer of its predecessor, Falcon Drilling Company, Inc.
	56	1996

William R. Ziegler has been a director of the Company since August 1996 and is currently Vice Chairman of the Board of Directors. He has been of counsel to the law firm of Satterlee Stephens Burke & Burke LLP since January 2001. Prior to that time he was a partner in that law firm and predecessor firms for over five years. Mr. Ziegler is a director of Geokinetics and Flotek Industries, Inc., an oil and gas services equipment supplier.	65	1996
Class I Directors

		Director
Name and Biography	Age	Since
          Frank M. Brown has been a director of the Company since May 2000. From January 2006, Mr. Brown has been a private consultant in the Alaskan oil and gas industry, and since October 2006, he has served as Chief Executive Office of ZRB Resources, LLC, a private exploration and production company in Alaska. From September 2000 — 2005, Mr. Brown served as President of Fairweather International, Inc. He served as Senior Vice President of ARCO Alaska, Inc. from 1994 until his retirement in 1999. Prior to that, Mr. Brown was President of ARCO Long Beach Company from 1992 to 1994 and served as President of THUMS Long Beach Company (“THUMS”) from 1990 to 1992. Mr. Brown was employed for 29 years by ARCO and related companies, all of which were engaged in the exploration and production of oil and gas. He served as Co-Chairman of the Alaska Highway Natural Gas Policy Council from 2001-2002.
	63	2000

		Director
Name and Biography	Age	Since
          William T. Donovan has been a director of the Company since June 1997. Since April 2006, Mr. Donovan has served as Chairman of the Board of Rockland Industrial Holdings, LLC, a Wisconsin entity engaged in manufacturing wood flooring products for the truck trailer and domestic container industries. From 1997 to 2005, Mr. Donovan served as President, Chief Executive Officer and a director of Total Logistics, Inc., a Wisconsin corporation, which engaged in various operating and investment activities and as a director of various private industrial companies. Mr. Donovan previously served as President, Chief Financial Officer, and was a director, of Christiana Companies, Inc., prior to its merger with Weatherford International, Inc. in February 1999. From 1980 to 1998, Mr. Donovan was a Principal and Managing Director of Lubar & Co., a private investment and venture capital firm. Prior to joining Lubar & Co., Mr. Donovan was an officer with Manufacturers Hanover Trust Company from 1976 until 1980, where he specialized in merger and acquisition financing.
	56	1997

          Thomas P. Richards has been a director of the Company since March 1998 and has been Chairman of the Board since November 1998. Mr. Richards joined the Company in September 1996 as President and Chief Executive Officer. Mr. Richards was with Diamond Offshore from September 1990 until September 1996. He started as Senior Vice President of Diamond M Onshore, Inc. (“Diamond M”), a subsidiary of Diamond M Corporation in 1990 and was serving as Senior Vice President of Worldwide Operations when he left Diamond Offshore Drilling, Inc. (“Diamond Offshore”) in 1996. Mr. Richards served as Vice President—Land for Penrod Drilling Corporation (“Penrod”) from January 1989 until September 1990 when Diamond M purchased substantially all of Penrod’s land drilling assets. From February 1974 until December 1988, Mr. Richards owned and served as President and Chief Executive Officer of Richards Drilling Company, a land drilling contractor based in Bay City, Texas. Mr. Richards is a member of the board of directors of the American Petroleum Institute and the International Association of Drilling Contractors (Chairman - 2001).
	64	1998
Class II Directors

		Director
Name and Biography	Age	Since
          Robert E. Rose has been a director of the Company since May 2001. He serves as President of Taylor Energy Company, LLC, a private offshore oil and gas production company. In addition, he serves as Non-Executive Chairman of Transocean Inc., an international offshore drilling contractor. Mr. Rose has served in this capacity since November 2007. Prior to that Mr. Rose served as chairman of GlobalSantaFe Corporation from November 2001 until November 2007, and served as President, Chief Executive Officer and a director of Global Marine Inc. since May 1998. Prior to that, Mr. Rose was President, Chief Executive Officer and director of Diamond Offshore. He serves on the board of the Department of Energy’s National Petroleum Council, and is a member of the board of directors of the American Bureau of Shipping, the American Petroleum Institute, the National Ocean Industries Association (Chairman - 1998) and the International Association of Drilling Contractors (Chairman — 1994).
	69	2001

		Director
Name and Biography	Age	Since
          Trevor Turbidy has been a director of the Company since December 2005. Mr. Turbidy serves as an Energy Industry Advisor with Avista Capital Partners. Prior to joining Avista, Mr. Turbidy served as President and Chief Executive Officer of Trico Marine Services, Inc. (“Trico”), a marine support and transportation company, from August 2005 until July 2007, and from August 2003 until August 2005, he served as Vice President and Chief Financial Officer of Trico. From November 2000 until May 2002, Mr. Turbidy served as a Director in the Investment Banking Department of Credit Suisse First Boston. From 1991 until November 2000, Mr. Turbidy held various positions in the Investment Banking Department of Donaldson, Lufkin & Jenrette.
	40	2005
BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION
     The Board of Directors has several standing committees, including an Audit Committee, a Compensation Committee, an Executive Committee and a Corporate Governance and Nominating Committee. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee operate pursuant to written charters that can be found by going to the “Investor Relations” page of the Company’s website at http://www.gwdrilling.com. The Board of Directors has affirmatively determined that Frank M. Brown, William T. Donovan, Robert E. Rose, Trevor Turbidy and William R. Ziegler are independent, as defined by the applicable rules of the American Stock Exchange (the “AMEX”).
Board and Committee Membership and Meetings
     During 2007, there were thirteen meetings of the Board of Directors. Each director attended at least 75% or more of the aggregate number of meetings of the Board. Each director attended at least 75% of the committee meetings on which he served during 2007.
     The following table provides membership information for each committee of the board during the fiscal year 2007.

Corporate
Name	Audit		Governance	Compensation		Executive
Frank M. Brown	X			X
William T. Donovan	X	*	X			X
Thomas P. Richards						X
Robert E. Rose			X	X	*
Trevor Turbidy	X			X
Steven A. Webster						X
William R. Ziegler	X		X *			X	*

*	Committee Chairman
     Audit Committee. The Audit Committee is currently composed of Messrs. Brown, Donovan, Turbidy and Ziegler. During 2007, the Audit Committee met twelve times. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the Company’s financial, accounting and reporting processes, the Company’s system of internal controls and its compliance with related legal and regulatory requirements. The Audit Committee is responsible for the appointment, engagement, termination and oversight of the Company’s independent registered public accounting firm, including conducting a review of their independence, reviewing and approving the planned scope of the Company’s annual audit, overseeing the registered public accounting firm’s audit work, reviewing and pre-approving any audit and non-audit services that may be performed by them, reviewing with the Company’s independent registered public accounting firm the adequacy of the Company’s internal controls, and reviewing with the independent registered public accounting firm our application of accounting principles. See “Audit Committee Report” contained in this proxy statement. Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission (the “SEC”) for audit committee membership and is an “independent director” within the meaning of applicable AMEX listing standards. Each Audit Committee member is able to read and understand fundamental financial statements, including the Company’s consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows. The Board of Directors has further determined that Mr. Donovan is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the AMEX.
     Compensation Committee. The Compensation Committee is currently composed of Messrs. Brown, Turbidy and Rose. During 2007, the Compensation Committee met four times. The Compensation Committee recommends to the Board the compensation for the Company’s Chief Executive Officer; administers and makes awards under the Company’s compensation plans; and monitors and makes recommendation with respect to the Company’s various employee benefit plans. Each member of the committee is independent within the meaning of the listing standards of the AMEX. A description of the Company’s processes and procedures for the consideration and determination of executive and director compensation is contained in “Compensation Discussion and Analysis” and “Director Compensation.”
     Executive Committee. The Executive Committee is currently composed of Messrs. Donovan, Richards, Webster and Ziegler. The Executive Committee exercises the powers of the Board of Directors when the Board is not in session, except for specific authority retained by the Board. The Board has retained authority relating to, among other things, amendments to the Articles of Incorporation and Bylaws; mergers, consolidations, sales or exchanges involving substantially all of the Company’s assets; declarations of dividends; and issuances of securities.
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is currently composed of Messrs. Donovan, Rose and Ziegler. During 2007, the Corporate Governance and Nominating Committee met four times. Each member of the committee is independent within the meaning of the listing standards of the AMEX. The Corporate Governance and Nominating Committee’s primary purpose is to evaluate candidates for membership on the Board and make recommendations to the Board regarding candidates, make recommendations with respect to the composition of the Board and the committees thereof, review and make recommendations regarding the functioning of the Board as an entity, recommend corporate governance principles applicable to the Company and assist the Board in its reviews of the performance of the Board and each Committee. In carrying out its function to recommend candidates for election to the Board, the Corporate Governance and Nominating Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of the Board at that point in time. The Corporate Governance and Nominating Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life.
     The Corporate Governance and Nominating Committee methods for identifying candidates for election to the Board (other than candidates proposed by the Company’s shareholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources—members of the Board; the Company’s executives; individuals personally known to the members of the Board; and other research.
Shareholder Recommendations for Directors
     The Corporate Governance and Nominating Committee does not have a written policy regarding shareholder nominations for directors. In accordance with the Bylaws, any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to the Secretary of the Company. The written notice should contain: the name and address of the shareholder recommending the individual, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; the class and number of shares of capital stock of the Company which are beneficially owned by the proposed nominee; the class and number of shares of the Company’s capital stock which are beneficially owned by the shareholder; such information about the individual being recommended as would be required to be included in a proxy statement filed under then-current SEC rules; and an indication of the individual’s willingness to serve as a director of the Company. The Corporate Governance and Nominating Committee will consider all candidates recommended by shareholders who comply with the foregoing procedures.
Minimum Qualifications for Director Nominees and Board Member Attributes
     The Corporate Governance and Nominating Committee has no specific, minimum qualifications for director candidates. To comply with regulatory requirements, a majority of the members of the Board of Directors must qualify as independent members under AMEX requirements and at least one member must be an expert in financial matters. The Corporate Governance and Nominating Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.
Director Attendance at Annual Meeting
     The Board’s policy regarding director attendance at the Meeting is that they are encouraged to attend, and that the Company will make all appropriate arrangements for directors that choose to attend. In 2007, all directors attended the annual meeting of shareholders.
Communicating with Board of Directors
     Any shareholder who desires to contact the Board or specific members of the Board may do so by writing to: Board of Directors, Grey Wolf, Inc., 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, Attention Corporate Secretary.
Director Compensation
     The Company’s Board of Directors established its current compensation arrangement effective December 1, 2007. Directors who are also full-time officers or employees of the Company receive no additional compensation for serving as directors. All other directors receive an annual retainer of $56,000. The Audit Committee chairman receives an additional $13,500 annual retainer. The Compensation Committee and Corporate Governance and Nominating Committee chairman receives an additional $10,000 annual retainer. Each director is paid a meeting fee of $1,750 for each committee meeting attended. In addition, each non-employee director has the opportunity to enroll in the Grey Wolf health insurance program fully paid for by the director and is reimbursed for reasonable out-of-pocket travel expenses related to attendance at board and committee meetings.
     The following table details the compensation paid to non-employee directors for the year ended December 31, 2007.

				Non-Equity
	Fees Earned	Stock	Option	Incentive Plan	All Other
	or Paid in Cash	Awards (1)(2)(3)	Awards (2)(3)(4)	Compensation	Compensation	Total
Name	($)	($)	($)	($)	($)	($)
Frank M. Brown	80,504	63,676	5,684	—	—	149,864
William T. Donovan	97,504	63,676	5,684	—	—	166,864
Trevor Turbidy	77,004	63,676	—	—	—	140,680
Robert E. Rose	74,750	63,676	5,684	—	—	144,110
Steven A. Webster	56,004	63,676	5,684	—	—	125,364
William R. Ziegler	92,250	63,676	5,684	—	—	161,610

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2007 fiscal year in accordance with SFAS 123R. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be recognized by the named director. Each director listed above, in November 2007, received a restricted stock award of 26,000 shares that vest 100% after the third anniversary of the grant date. The full grant date fair value of these restricted shares to directors in 2007 is $140,920 per director.

(2)	Information about the underlying assumptions used in developing the grant date value for the equity awards reported in the above Director Compensation table can be found in Note (1) “Summary of Significant Accounting Policies — Share-Based Payment Arrangements” to the financial statements in our annual report on Form 10-K filed with the SEC on February 28, 2008.

(3)	The aggregate number of equity awards outstanding at December 31, 2007, for each of the non-employee directors was as follows:

Name	Restricted Stock	Stock Options
Frank M. Brown	47,667	100,000
William T. Donovan	47,667	250,000
Trevor Turbidy	47,667	—
Robert E. Rose	47,667	175,000
Steven A. Webster	47,667	175,000
William R. Ziegler	47,667	175,000

(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year in accordance with SFAS 123R. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be recognized by the named director. No stock options were granted to directors in 2007.
EXECUTIVE OFFICERS
     The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of shareholders. In addition to Mr. Richards, who is listed in the foregoing table, the Company’s executive officers are as follows:

Name	Age	Position with the Company
David J. Crowley	49	Executive Vice President and Chief Operating Officer
David W. Wehlmann	49	Executive Vice President, Chief Financial Officer and Secretary
Edward S. Jacob, III	55	Senior Vice President — Operations
Robert J. Proffit	52	Senior Vice President — Human Resources
Kent D. Cauley	37	Vice President and Controller
Donald J. Guedry, Jr.	51	Vice President and Treasurer

     David J. Crowley joined the Company in July 2007 as Executive Vice President and Chief Operating Officer. From 2004 until he joined the Company, Mr. Crowley held executive positions at The Offshore Drilling Company, with the most recent being Senior Vice President of Operations. Mr. Crowley was Director of Marketing at ENSCO from January 2001 until March 2003. Prior to this, Mr. Crowley held various international management positions with Schlumberger spanning twenty years. These included positions in Sedco Forex as the Operations Manager Southern UK, Country Manager of Angola, Southeast Asia and Middle East Operations Support, Country Manger of Malaysia and North Sea Marketing Manager. Mr. Crowley was also the UK Geomarket Marketing Manager and Integrated Project Manager & Marketing Manager for Schlumberger Oilfield Services.
     David W. Wehlmann joined the Company in July 1996 as Vice President and Controller. He was promoted to Senior Vice President, Chief Financial Officer and Secretary in February 1998 and Executive Vice President in March 2003. From November 1994 until he joined the Company, Mr. Wehlmann was Vice President and Chief Accounting Officer of EnerVest Management Company, L.C., a privately-held oil and gas property acquisition and management company. Mr. Wehlmann was Controller of Convest Energy Corporation, a publicly traded oil and gas exploration and production company, from April 1991 until November 1994. Mr. Wehlmann, who is a certified public accountant, serves on the board of directors of Cano Petroleum, Inc., a publicly traded independent exploration and production company.
     Edward S. Jacob, III joined the Company in January 1999 as Vice President—Marketing and was appointed Senior Vice President—Marketing of the Company in November 1999 and Senior Vice President—Operations in February 2002. He served as Vice President—Operations of Bayard Drilling Technologies, Inc. (“Bayard”) from December 1996 until June 1997, at which time he was promoted to Executive Vice President of Bayard and served at this position until January 1999. Prior to December 1996, Mr. Jacob served in various operational and marketing positions with Helmerich & Payne International Drilling for 13 years.
     Robert J. Proffit joined the Company in March 2005 as Vice President — Human Resources. He was promoted to Senior Vice President — Human Resources in February 2006. Prior to joining the Company, he was Vice President — Human Resources for GulfTerra Energy Partners and predecessor companies from June 2000 to September 2004. Mr. Proffit has over twenty-five years of human resources experience in the oil and gas, coal and chemical business.
     Kent D. Cauley joined the Company in March 2000 as Financial Reporting Manager. He was promoted to Assistant Controller in March 2003 and to Vice President and Controller in November 2004. Prior to joining the Company, he was at Ernst and Young, where he most recently served as Audit Manager. Mr. Cauley is a certified public accountant.
     Donald J. Guedry, Jr. joined the Company in October 1996 as Treasurer. He was promoted to Vice President and Treasurer in November 1997. During the seven years prior to joining the Company, Mr. Guedry served in various treasury management positions for Weatherford Enterra, Inc. and a predecessor company.

OWNERSHIP BY MANAGEMENT AND CERTAIN SHAREHOLDERS
Management
     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by (i) all nominees for election as a director and directors of the Company, (ii) the Chief Executive Officer and each of the other executive officers identified in the summary compensation table, and (iii) all directors and executive officers as a group.

	Shares Beneficially Owned
	at March 31, 2008
	Number(1)		Percent
Thomas P. Richards	1,099,542	(2)	0.6
William R. Ziegler	1,572,283	(3)	0.9
Frank M. Brown	154,000	(4)		*
William T. Donovan	710,938	(5)		*
Robert E. Rose	246,000	(6)		*
Trevor Turbidy	51,000	(7)		*
Steven A. Webster	2,550,773	(8)	1.4
David J. Crowley	342,800	(9)
David W. Wehlmann	388,595	(10)		*
Edward S. Jacob, III	445,011	(11)		*
Robert J. Proffit	133,223	(12)		*
Kent D. Cauley	86,900	(13)		*
Donald J. Guedry, Jr.	116,711	(14)		*
Directors and Executive Officers as a group (13 persons named above)			4.4%

*	Indicates less than one percent.

(1)	Each person has sole voting and investment power with respect to the shares of Common Stock listed, except as otherwise specified.

(2)	Includes 108,857 shares of Common Stock owned by Mr. Richards, 488,272 restricted shares of Common Stock as to which he has sole voting power but no dispositive power, 502,413 shares of Common Stock underlying currently exercisable options.

(3)	Includes 1,352,949 shares of Common Stock owned by Mr. Ziegler, 44,334 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 175,000 shares of Common Stock underlying currently exercisable options. All common shares owned by Mr. Ziegler are held in margin accounts or pursuant to bank pledges.

(4)	Includes 9,666 shares of Common Stock owned by Mr. Brown, 44,334 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 100,000 shares of Common Stock underlying currently exercisable options.

(5)	Includes 223,944 shares of Common Stock owned by Mr. Donovan, 44,334 restricted shares of Common Stock as to which he has sole voting power but no dispositive power, 250,000 shares of Common Stock underlying currently exercisable options, 168,660 shares of Common Stock beneficially owned through Cambridge Associates, L.P., a Wisconsin limited partnership (“Cambridge”), of which Mr. Donovan is a general partner, 22,000 shares of Common Stock beneficially owned by family members living in the same household, and 2,000 shares held in trust of which Mr. Donovan is the sole trustee. Mr. Donovan disclaims beneficial ownership of 114,056 shares owned by Cambridge, 22,000 shares owned by family members and 2,000 shares held by a trust.

(6)	Includes 26,666 shares of Common Stock owned by Mr. Rose, 44,334 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 175,000 shares of Common Stock underlying currently exercisable options.

(7)	Includes 6,666 shares of Common Stocked owned by Mr. Turbidy, 44,334 restricted shares of Common Stock as to which he has sole voting power but no dispositive power.

(8)	Includes 2,331,439 shares of Common Stock owned by Mr. Webster, 44,334 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 175,000 shares of Common Stock underlying currently exercisable options.

(9)	Includes 342,800 restricted shares of common stock as to which Mr. Crowley has sole voting power but no dispositive power.

(10)	Includes 62,656 shares of Common Stock owned by Mr. Wehlmann, 174,555 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 151,384 shares of Common Stock underlying currently exercisable options.

(11)	Includes 45,844 shares of Common Stock owned by Mr. Jacob, 130,650 restricted shares of Common Stock as to which he has sole voting power but no dispositive power, 268,413 shares of Common Stock underlying currently exercisable options and 104 shares of Common Stock held in the 401(k) Plan.

(12)	Includes 19,537 shares of Common Stock owned by Mr. Proffit, 86,733 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 26,953 shares of common stock underlying currently exercisable options.

(13)	Includes 23,042 shares of Common Stock owned by Mr. Cauley, 50,774 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 13,084 shares of Common Stock underlying currently exercisable options.

(14)	Includes 22,930 shares of Common Stock owned by Mr. Guedry, 47,910 restricted shares of Common Stock as to which he has sole voting power but no dispositive power, 43,588 shares of Common Stock underlying currently exercisable options and 2,283 shares of Common Stock held in the 401(k) Plan.

Certain Shareholders
     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person, other than the Company’s directors, nominees for director and executive officers, who are known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

	Shares Beneficially Owned
Name and Address of Beneficial	at March 29, 2008
Owner, Identity of Group	Number	Percent
FMR Corp.(1) 82 Devonshire Street Boston, Massachusetts 02109	20,035,947	10.9

Black River Asset Management LLC(2) 12700 Whitewater Drive Minnetonka, MN 55343	9,350,000	5.1

Renaissance Technologies, LLC(3) 800 Third Avenue New York, NY 10022	9,171,200	5.0

(1)	As reported on Schedule 13G/A dated January 10, 2008

(2)	As reported on Schedule 13G/A dated February 14, 2008

(3)	As reported on Schedule 13G dated February 13, 2008
COMPENSATION DISCUSSION AND ANALYSIS
     The Compensation Committee is comprised of three independent, non-employee directors who have no “interlocking” relationship with the Company. The Compensation Committee exists to develop executive compensation policies that support the Company’s strategic business objectives and values. The duties of the Compensation Committee include:
•	Reviewing and approving the design of executive compensation programs and all salary arrangements that Company executives receive;

•	Assessing the effectiveness of the program in light of compensation objectives; and

•	Reviewing executive performance.
Objectives of Compensation Programs
     Our executive compensation program is designed to attract, motivate and retain executives who have the skill, training and dedication to help us implement our strategy and achieve our goal of increasing shareholder value. Our compensation philosophy emphasizes at-risk compensation, while balancing short-term and long-term compensation to support the company’s strategic business and financial goals and align the interests of our executives with that of our shareholders. It also rewards our executives for positive, and provides consequences for negative, company and individual performance, and provides competitive pay opportunities compared to the types and ranges of compensation paid by companies of similar size that are regarded as having reasonably analogous lines of businesses and similar executive compensation opportunities and risks. Our executives participate in a comprehensive compensation program that is built around this philosophy.

     The Compensation Committee has the authority to retain compensation consultants and other advisors to assist the Compensation Committee with its work. Accordingly, Cogent Compensation Partners, Inc. was retained directly by the Compensation Committee in 2007 to provide expertise and data as needed by the Compensation Committee. Cogent suggested a relevant peer group of companies in the oilfield services sector, which was approved by the Compensation Committee. During 2007, our compensation peer group consisted of, Helmerich & Payne, Inc., Parker Drilling Company, Patterson-UTI Energy, Inc., Helix Energy Solutions Group, Inc., ENSCO International, Inc., Pride International, Inc., Rowan Companies, Inc., Superior Energy Services, Inc., Complete Production Services, Inc., Unit Corporation, Key Energy Services, Inc. and W-H Energy Services, Inc.
Components of Executive Compensation
     Our executive compensation program currently consists of the following principal components:
•	base salary;

•	short-term incentive compensation in the form of annual cash bonuses based on achievement of predetermined performance standards measuring both company-wide and individual executive performance;

•	long-term incentive awards, including stock options and restricted stock;

•	benefits that are generally available to all our employees, including 401(k) savings plan contributions and payments under life insurance programs; and

•	discretionary awards to compensate for special situations that may not be adequately addressed by our compensation program, for example, changes in position, scope or job responsibility of an officer during the fiscal year, in response to market conditions in connection with hiring or retaining employees or extraordinary one-time events that impact our business and industry that would prevent achievement of pre-established performance measures.
     Each of these components is reviewed annually, on an individual basis and together as a whole, by the Compensation Committee for market competitiveness and performance impact. We generally seek to set base salaries, cash incentive bonus levels and annual long-term equity incentive awards for executive officers at the median of similarly situated executives in our compensation peer group. The Compensation Committee realizes that using a benchmark may not always be appropriate and that upward or downward adjustments may be warranted. In determining to make an adjustment to actual levels of compensation paid relative to benchmarks, the Compensation Committee will consider various factors including, but not limited to, the individual’s experience, prior performance and our perception of the market demand for executives with comparable experience and talents. Our Chief Executive Officer also reviews and provides his recommendations to the Compensation Committee on the total compensation and its components for each executive officer reporting to him. The Compensation Committee reviews and determines the compensation and components of compensation for executive officers with its determination regarding Chief Executive officer being subject to approval by the Board. Additionally, if individual and company performance exceed the pre-established performance measures, executives may be compensated above the median of the compensation peer group. Conversely, executives may be compensated below the median of the compensation peer group if individual and company performance is below the pre-established performance measures. The types of information used to evaluate performance and the data used to determine competitive compensation levels are the same for our named executive officers as they are for our other executive officers.
     Variable compensation, which consists of, stock options, restricted stock, and non-equity incentive plan compensation in the form of annual cash bonuses represents between approximately 62% to 79% of total compensation for executive officers. We believe that having the majority of compensation in the form of at risk pay supports our philosophy of delivering compensation at a level commensurate with our performance. It also enables us to maintain lower fixed compensation costs during periods of weak demand in our cyclical industry. While we desire to maintain low fixed costs, we also believe in paying compensation at a level consistent with our compensation peer group so that executives are fairly compensated relative to their counterparts in the marketplace and thus, not motivated to seek employment elsewhere. Long-term incentive compensation represents approximately 77% of variable compensation and thus, is more heavily weighted than non-equity incentive plan compensation. We believe this supports our focus on increasing long-term shareholder value. Although we emphasize increasing long-term shareholder value annual cash bonuses still represents a significant portion of variable pay package to appropriately motivate and reward the short-term performance achievement necessary to create long-term value.
Base Salary
     Base salary is the fixed portion of an executive’s annual compensation. Generally, salaries reflect an individual’s level of responsibility and authority, prior experience, personal contributions to our past, and expected contributions to our future performance, position within our executive structure, and market pay practices. The Compensation Committee annually reviews and determines the base salaries of executive officers, with its determination regarding the Chief Executive Officer being subject to approval by the Board. Overall, salaries are targeted at the median of the market practice, with annual adjustments based primarily upon individual and company financial performance. When making annual adjustments, a qualitative assessment of individual performance is conducted, which considers many factors including both past and present contributions. The factors used in making this evaluation may vary by position and may also include other factors, including market conditions and demand for executive talent.
     In recognition of Mr. Richard’s guidance and contributions to our performance, the Board, upon the recommendation of the Compensation Committee, authorized us to enter into a new employment agreement with Mr. Richards in November 2001. Under the terms of that agreement, effective January 1, 2002, Mr. Richards received an increase in his annual base salary to $425,000. Mr. Richard’s annual base salary as of January 1, 2007 was $625,000, which placed his annual base salary slightly above the median for the compensation peer group. The Compensation Committee set Mr. Richard’s 2007 base salary above the median for the compensation peer group in recognition of his leadership of the Company during the most recent fiscal year to historical highs of financial performance. Effective March 1, 2008, Mr. Richards’ annual salary increased to $655,000. In addition, Mr. Wehlmann’s base salary was increased from $337,000 to $354,000, which places him slightly over the median of our market matches for similar positions at other corporations.
Non-Equity Incentive Compensation
     To support the short-term incentive component of the compensation program, we have a short-term incentive plan under which our executive officers may be paid cash bonuses based primarily on predetermined performance goals that are tied to the Company’s overall performance as well as the performance of each executive. For 2007, each of our executive officers may earn a cash bonus that can range from 50% to 150% of a “target bonus amount” set for each officer. The target bonus amount for each officer is expressed as a percentage of the individual officer’s salary for 2007. The target bonus amount for our three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) ranges from 50% to 70% of the individual officer’s 2007 base salary. The target bonus for Mr. Richards is 90% and Mr. Wehlmann is 70%. The target bonus for each individual is generally set to approximate the median bonus opportunity for similar positions at companies in our compensation peer group. The actual bonuses awarded under the short-term incentive plan depend substantially on the level of achievement attained towards the predetermined company and individual performance goals.
     Three principal components were considered in determining the actual amount of an individual officer’s cash bonus for 2007, company-wide performance measures, individual performance measures and a discretionary component.

     Company-wide Performance Measures
     The first is our level of achievement as a whole towards several company-wide performance goals that can account for up to 40% of an executive’s cash bonus. The Compensation Committee established two company-wide performance measures for 2007. The company wide performance measures and the corresponding weights utilized for all employees were as follows:

Performance Criteria	Assigned Weight
Safety	20%
EBITDA per rig day vs Industry peers	20%
     The first of these is our safety record. In 2007 Safety was measured by Total Recordable Incident Rate, a workplace safety indicator. During 2007 we experienced a slight improvement in safety TRIR as compared to 2006. The second is our actual earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) per rig day worked in 2007 as compared to our EBITDA of our land drilling industry peers.
     Individual Performance Measures
     The second component is the level of an officer’s achievement towards attaining multiple operating performance and/or financial goals that are more directly linked to the scope of the officer’s own job responsibilities, which can account for up to 40% of an executives’ cash bonus. Like the company-wide performance goals discussed above, individual performance goals are weighted based on the level of achievement attained by the individual officer towards each performance goal. The individual performance goal and the corresponding weights were as follows:

	Chief Executive
	Officer, Chief
	Financial Officer	Senior Vice	Senior Vice
	and Chief Operating	President —	President —
Performance Criteria	Officer	Human Resources	Operations
Regulatory Compliance	15%	10%	10%
Operating Margin vs. Industry Peers	10%
EBITDA Return on Capital Employed	15%
Workers’ Comp. Experience Modifier		10%
Personnel Turnover vs. Target		10%	5%
Operating Unit Safety			10%
Capital Expenditures vs. Budget			5%
Overhead Expenses vs. Budget		10%	10%
     The weighting of each company-wide and individual performance goal is initially set as a percentage component of the executive’s target bonus based on the assumption that all performance goals are achieved but are not significantly exceeded. We refer to this as “target weighting” of each performance goal. However, the target weighting of any performance goal used in determining an officer’s bonus could change if actual results in 2007 represent either underachievement or overachievement relative to the performance goal. In this regard, there is a minimum threshold level of achievement for each company-wide and individual performance goal. If the minimum threshold of achievement is not met with respect to any performance goal, the target weighting of the performance factor will be reduced to zero percent and the officer’s bonus will not include any payment attributable to that performance goal. Assuming that a minimum threshold performance is reached for a performance goal, the target weighting of a performance goal can be decreased by up to 50% for underachievement relative to the performance goal and increased by up to 50% for overachievement. As a result, an individual officer could earn a bonus of from zero to 150% of his target bonus amount.

     The Compensation Committee relies heavily, but not exclusively, on the predetermined performance goals. In addition to the ability to adjust a bonus based on underachievement or overachievement of a performance measure, the Compensation Committee also can exercise discretion with respect to the final 20% of the officers’ target bonus amount. This portion of an executive officer’s bonus was awarded taking into consideration the Compensation Committee’s view of our compensation objectives and other factors they considered relevant. During 2007 the Compensation Committee awarded the Named Executive Officers the full 20%, plus an additional 10% discretionary amount for the group based on the Company’s continuing improvement and record performance in safety TRIR.
     We believe that all target goals, while presenting a significant challenge, are realistic and achievable by our executives if they perform their duties with the degree of care and diligence we expect of them in most circumstances. For example, one of the company-wide performance measures would require the Company to exceed the performance of the vast majority of companies in its proxy peer group. During 2007, our short-term incentive plan and company-wide and individual performance goals then in effect were as described above. The 2007 target and actual cash bonuses paid to each of the named executive officers are shown in the table below. The actual cash bonuses are also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in the Executive Compensation Non-Equity section which follows this Compensation Discussion and Analysis.
2007 Non-Equity Incentive Awards

	Target(1)		Target		Actual	Actual
	Bonus as	Payout	Bonus	Maximum	Cash	Award as a
	a % of	Range as a	Award	Award	Award	% of
Name	Salary	% of Target	($)	($)	($)	Salary
Mr. Richards	90%	0-150%	$562,600	$843,750	$548,500	87.76%
Mr. Wehlmann	70%	0-150%	235,900	353,850	230,100	68.28%
Mr. Jacob	50%	0-150%	142,000	213,000	106,500	37.50%
Mr. Proffit	50%	0-150%	108,500	162,750	85,200	39.26%
Mr. Crowley	70%	0-150%	109,375	164,063	108,100	69.18%

(1)	Target bonuses typically are based on actual salary earned during the year and are set as a percentage of the year’s salary.
     The actual non-equity award is determined according to each Named Executive Officer’s level of achievement against his or her individual performance and company-wide performance measures. As a result of their performance in relation to the performance measures actual wards of cash bonuses were below the target bonus for each Named Executive Officer.
Long-Term Incentives
     Under our 2003 Incentive Plan, stock options, restricted stock and other forms of incentive compensation can be granted and provide executives with equity-based opportunities to earn additional compensation based upon our financial performance and stock price performance over the mid- to long-term. The Compensation Committee believes that the use of these types of incentives compensation focuses and further aligns the interests of our executives on the long-term interest of our shareholders. The Compensation Committee considers multiple factors when determining award sizes, including market practices and amounts of other elements of compensation. However, like other components of compensation, the Compensation Committee seeks to set the dollar value of annual long-term equity incentive awards for executive officers at the median of the compensation peer group. During the last fiscal year, the Compensation Committee allocated the awards made to executive officers equal in number between stock options and restricted stock.
     Stock options are granted to executives to provide an equity-based incentive component to their compensation. Under the 2003 Incentive Plan, stock options are granted at exercise prices equal to fair market value of the underlying Common Stock on the date of grant. Executives do not realize value unless the stock price rises above the price on the date of grant. This reflects our focus on increasing shareholder value. Historically, our long-term incentive compensation has consisted solely of stock options. In connection with the Compensation Committee’s review of long-term incentive compensation, in February 2005, the Compensation Committee expanded this component of compensation to include, and granted shares of, restricted stock to the Named Executive Officers. Our Compensation Committee believes that the stock options and shares of restricted stock are essential components of our compensation program and are necessary for us to be able to attract, motivate and retain high quality employees and executive officers.
     For the fiscal year 2007, Mr. Richards was granted options to acquire 228,400 shares of common stock at an exercise price of $6.43 per share, and Mr. Wehlmann was granted options to acquire 74,500 shares of Common Stock at an exercise price of $6.43 per share. In addition, three other Named Executive Officers were granted options to acquire 220,200 shares of Common Stock at an exercise price of $6.43 per share. The exercise price for these options was equal to the fair market value of the underlying Common Stock on the date of grant, and reflect the Compensation Committee’s continued focus on the “at risk” component of Mr. Richards’, Mr. Wehlmann’s and other Named Executive Officers’ total compensation. For fiscal year 2007, Mr. Richards was granted 228,400 shares of restricted stock, and 74,500 shares of restricted stock were granted to Mr. Wehlmann. Also, 220,200 shares of restricted stock were granted to other Named Executive Officers. Both the options and restricted shares vest in 33 1/3% increments beginning the first anniversary date of the grant and were granted on February 27, 2008.
Stock Option Grant Policy
     Although the company does not have a formal policy, it is the Company’s practice and the Board of Directors’ practice to issue the annual grant of stock options and other incentive compensation to eligible employees at the first regularly scheduled Board of Directors meeting each year without regard to the timing of the release of material information. The exercise price of options is equal to the fair market value of the underlying common stock, which is defined by the 2003 Incentive Plan as the closing price on the date of the grant.
Common Stock Ownership Requirements
     Although the Company did not have a formal stock ownership guideline, in February 2008 the Board of Directors adopted stock ownership and holding requirements for the Company’s officers and non-employee directors. These officers and non-employee directors are expected, over the next five years, to acquire and hold Common Stock (including restricted shares) equal in value to at least one times their base annual salary for Vice Presidents, two times their base annual salary for Senior Vice Presidents, three times their base annual salary for Executive Vice Presidents, or five times their base salary for the Chief Executive Officer and five times their annual retainers for non-employee directors. The value of ownership will be calculated using the average stock price over a trailing 12 month period, evaluated once per year. The Committee believes that this ownership and holding policy further enhances the alignment of officers, directors and shareholder interest and thereby promotes the objective of increasing shareholder value.
Severance and Other Termination Payments
     Under the compensation program, reasonable “change in control” and severance benefits are provided to our named executive officers and certain other employees. In the case of our named executive officers, the Compensation Committee believes these benefits reflect the competitive marketplace for executive talent and are in line with similar arrangements of companies with executives in comparable positions. Our change in control and severance benefit arrangements with the named executive officers and certain other employees recognize that our employees have built the Company into the successful enterprise it is today.

     The purpose of these change in control arrangements is to:
•	ensure that the actions and recommendations of our senior management with respect to a possible or actual change in control are in the best interests of the Company and its shareholders, and are not influenced by their own personal interests concerning their continued employment status after the change in control; and

•	reduce the distraction regarding the impact of an actual or potential change in control on the personal situation of the named executive officers and other employees.
     More detailed information about the employment agreements and Executive Severance Plan is contained in “Employment Agreements” beginning on page 26 of this proxy statement and “Potential Payments Upon Termination and Change in Control” beginning on page 23 of this proxy statement.
Other Benefits
     Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. Other than company cars, there were no special benefits or perquisites provided to any executive officer in 2008.
Policy Regarding Tax Deductibility
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of the company’s chief executive officer and the four other most highly compensated officers, unless such compensation meets certain specific requirements. Our Compensation Committee’s intent is to design compensation awards that will be deductible without limitation where doing so will further the purposes of the company’s executive compensation program. Our Compensation Committee will, however, take into consideration the various other factors described in this report, together with Section 162(m) considerations in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.
Conclusion
     Our Compensation Committee believes the executive compensation objectives and programs effectively serve the interests of shareholders and the Company. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to our overall future success, thereby enhancing our value for the shareholders’ benefit. The Compensation Committee will continue to monitor the effectiveness of our compensation programs.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth above with management and based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
          The Compensation Committee
               Frank M. Brown
               Robert E. Rose
               Trevor Turbidy

EXECUTIVE COMPENSATION
     The following tables reflect the compensation for services to the Company for the years ended December 31, 2006 and December 31, 2007 for the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company, other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of the Company’s fiscal year (each a “Named Executive Officer” and collectively, the “Named Executive Officers”).
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (1)	($)	($) (2)	($)
Thomas P. Richards	2007	622,917	—	914,810	525,488	548,500	19,228	2,630,943
Chairman, President and Chief Executive Officer	2006	575,000	—	555,813	539,551	672,800	18,724	2,361,888
David W. Wehlmann	2007	335,958	—	370,503	164,563	230,100	15,192	1,116,316
Executive Vice President, Chief Financial Officer and Secretary	2006	312,000	—	245,608	180,379	284,000	15,405	1,037,392
Edward S. Jacob, III	2007	282,792	—	272,213	98,935	106,500	16,968	777,408
Senior Vice President — Operations	2006	255,000	—	192,541	120,049	162,000	15,671	745,261
Robert J. Proffit	2007	215,667	—	182,469	29,401	85,200	12,749	525,486
Senior Vice President — Human Resources	2006	185,000	—	126,220	16,086	118,400	4,995	450,701
David J. Crowley (3)	2007	159,135	—	209,753	—	108,100	4,219	481,207
Executive Vice President and Chief Operating Officer	2006	—	—	—	—	—	—	—

(1)	These columns represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 and 2007 fiscal years for the fair value of restricted stock and stock options granted in 2006 and 2007 as well as prior fiscal years, in accordance with SFAS 123R. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be, or has been, recognized by the named executive. Information about the underlying assumptions used in developing the grant date value for the equity awards reported in the above Summary Compensation Table can be found in Note (1) “Summary of Significant Accounting Policies—Share-Based Payment Arrangements” to the financial statements in our annual report on Form 10-K filed with the SEC on February 28, 2008.

(2)	This column represents the Company match for the named executive to the 401(k) plan, use of a company owned vehicle and group term life insurance

(3)	Mr. Crowley’s employment with the Company started on July 30, 2007.

Grants of Plan-Based Awards in 2007
     The following table provides information about equity and non-equity awards granted to the Named Executive Officers.

								All Other
							All Other	Option
							Stock Awards:	Awards:
	Estimated Future Payouts			Estimated Future Payouts			Number	Number of	Exercise or
	Under Non-Equity Incentive Plan Awards (1)			Under Equity Incentive Plan Awards			of Shares	Securities	Base Price of	Full Grant Date
	Threshold	Target				Maximum	of Stock	Underlying	Option Awards	Full Value
Name	($)	($)	Maximum ($)	Threshold (#)	Target (#)	(#)	or Units (#) (2)	Options (#) (3)	($/Sh) (4)	$ (4)
Thomas P. Richards	281,250	562,600	843,750	0	0	0	166,000	166,000	6.67	1,296,049
David W. Wehlmann	117,950	235,900	253,850	0	0	0	52,500	52,500	6.67	409,896
Edward S. Jacob, III	71,000	142,000	213,000	0	0	0	30,700	30,700	6.67	239,691
Robert J. Proffit	54,250	108,500	162,750	0	0	0	22,300	22,300	6.67	174,107
David J. Crowley	54,688	109,375	164,063	0	0	0	220,400	—	—	1,500,219

(1)	The columns show the potential value of the payout for each named executive under the non-equity incentive compensation component of our compensation program, if the threshold, target or maximum goals are satisfied.

(2)	This column reflects the number of restricted shares granted in 2007 to the named executives. Messrs Richards, Wehlmann, Jacob and Proffit were granted shares that vest in three equal annual installments beginning on February 12, 2008, one year after the grant date. Mr. Crowley was granted shares that vest in three equal annual installments beginning on July 30, 2008, one year after grant date. During the vesting period the recipient has the right to vote the stock and receive dividends, if declared.

(3)	This column shows the number of stock options granted in 2007 to the named executives. These options vest and become exercisable in three equal installments, beginning on February 12, 2008, one year after the grant date.

(4)	This column shows the full grant date fair value of restricted shares and stock options granted to named executives in 2007. Generally, the full grant date value is the amount that the company will expense in its financial statement over the award’s vesting schedule.
Outstanding Equity Awards at December 31, 2007
     The following table provides information on the holdings of stock options and restricted stock by the Named Executive Officers.

		Option Awards					Stock Awards
Equity Incentive
				Equity						Plan Awards:
				Incentive						Market or
				Plan Awards					Equity Incentive	Payout
				Number of					Plan Awards:	Value of
		Number of	Number of	Securities				Market Value	Number of	Unearned
		Securities	Securities	Underlying			Number of	of Shares or	Unearned Shares,	Shares, Units or
		Underlying	Underlying	Unexercised	Option		Shares or Units	Units of	Units or Other	Other Rights
		Unexercised	Unexercised	Unearned	Exercise	Option	of Stock That	Stock That	Rights That	That
		Options (#)	Options (#)	Options	Price	Expiration	Have Not Vested	Have Not Vested	Have Not Vested	Have Not Vested
Name		Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Thomas P. Richards	1	80,000	—	—	6.32	02/09/11	—	—	—	—
	3	—	80,000	—	3.85	01/31/13	—	—	—	—
	4	—	120,000	—	3.91	03/25/14	—	—	—	—
	5	79,920	119,880	—	5.60	02/04/15	—	—	—	—

		Option Awards					Stock Awards
										Equity Incentive
				Equity						Plan Awards:
				Incentive						Market or
				Plan Awards					Equity Incentive	Payout
				Number of					Plan Awards:	Value of
		Number of	Number of	Securities				Market Value	Number of	Unearned
		Securities	Securities	Underlying			Number of	of Shares or	Unearned Shares,	Shares, Units or
		Underlying	Underlying	Unexercised	Option		Shares or Units	Units of	Units or Other	Other Rights
		Unexercised	Unexercised	Unearned	Exercise	Option	of Stock That	Stock That	Rights That	That
		Options (#)	Options (#)	Options	Price	Expiration	Have Not Vested	Have Not Vested	Have Not Vested	Have Not Vested
Name		Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
	7	53,600	107,200	—	7.34	02/16/16	—	—	—	—
	8	—	166,000	—	6.67	02/12/07	—	—	—	—
	9	—	—	—	—	—	49,950	266,234	—	—
	10	—	—	—	—	—	35,733	190,457	—	—
	11	—	—	—	—	—	156,862	836,074	—	—
	12	—	—	—	—	—	166,000	884,780	—	—
David W. Wehlmann	2	39,000	—	—	2.84	02/13/12	—	—	—	—
	3	—	33,560	—	3.85	01/31/13	—	—	—	—
	4	—	40,808	—	3.91	03/25/14	—	—	—	—
	5	8,660	25,980	—	5.60	02/04/15	—	—	—	—
	7	11,800	23,600	—	7.34	02/16/16	—	—	—	—
	8	—	52,500	—	6.67	02/12/17	—	—
	9	—	—	—	—	—	10,800	57,564	—	—
	10	—	—	—	—	—	7,867	41,931	—	—
	11	—	—	—	—	—	86,274	459,840	—	—
	12	—	—	—	—	—	52,500	279,825	—	—
Edward S. Jacob, III	1	70,000	—	—	6.32	02/09/11	—	—	—	—
	2	64,000	—	—	2.84	02/13/12	—	—	—	—
	3	44,640	22,320	—	3.85	01/31/13	—	—	—	—
	4	17,804	17,804	—	3.91	03/25/14	—	—	—	—
	5	11,320	16,980	—	5.60	02/04/15	—	—	—	—
	7	6,767	13,533	—	7.34	02/16/16	—	—	—	—
	8	—	30,700	—	6.67	02/12/17	—	—	—	—
	9	—	—	—	—	—	7,050	37,576	—	—
	10	—	—	—	—	—	4,533	24,161	—	—
	11	—	—	—	—	—	70,588	376,234	—	—
	12	—	—	—	—	—	30,700	163,631	—	—
Robert J. Proffit	6	8,000	12,000	—	6.47	03/02/15	—	—	—	—
	7	3,760	7,520	—	7.34	02/16/16	—	—	—	—
	8	—	22,300	—	6.67	02/12/17	—	—	—	—
	9	—	—	—	—	—	3,750	19,988	—	—
	10	—	—	—	—	—	2,507	13,362	—	—
	11	—	—	—	—	—	47,059	250,824	—	—
	12	—	—	—	—	—	22,300	118,859	—	—
David J. Crowley	13	—	—	—	—	—	220,400	1,174,732	—	—

(1)	Date of Grant — 02/09/01. Stock options vest in equal increments of one-fifth beginning on the first anniversary of the date of grant.

(2)	Date of Grant — 02/13/02. Stock options vest in equal increments of one-fifth beginning on the first anniversary of the date of grant.

(3)	Date of Grant — 01/31/03. Stock options vest in equal increments of one-fifth beginning on the first anniversary of the date of grant.

(4)	Date of Grant — 03/25/04. Stock options vest in equal increments of one-fifth beginning on the first anniversary of the date of grant.

(5)	Date of Grant — 02/04/05. Stock options vest in equal increments of one-fifth beginning on the first anniversary of the date of grant.

(6)	Date of Grant — 03/02/05. Stock options vest in equal increments of one-fifth beginning on the first anniversary of the date of grant.

(7)	Date of Grant — 02/16/06. Stock options vest in equal increments of one-third beginning on the first anniversary of the date of grant.

(8)	Date of Grant — 02/12/07. Stock options vest in equal increments of one-third beginning on the first anniversary of the date of grant.

(9)	Date of Grant — 02/04/05. Restricted shares vest in equal increments of one-fourth beginning on the second anniversary of the date of grant.

(10)	Date of Grant — 02/16/06. Restricted shares vest in equal increments of one-third beginning on the first anniversary of the date of grant.

(11)	Date of Grant — 2/16/06. Restricted shares vest over the next three years with 20% vesting on the first anniversary, 30% vesting on the second anniversary and 50% vesting on the third anniversary of the date of the grant.

(12)	Date of Grant — 2/12/07. Restricted shares vest in equal increments at one-third beginning on the first anniversary of the date of grant.

(13)	Date of Grant — 7/30/07. Restricted shares vest in equal increments at one-third beginning on the first anniversary of the date of grant.

2007 OPTION EXERCISES AND STOCK VESTED
     The following table provides information on option awards exercised during 2007 and the aggregate dollar values realized upon such exercise for the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Thomas P. Richards	230,000	940,001	73,733	491,157
David W. Wehlmann	191,624	908,505	29,102	192,787
Edward S. Jacob, III	—	—	22,264	147,343
Robert J. Proffit	—	—	14,268	94,021
David J. Crowley	—	—	—	—
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     We have entered into employment agreements and maintain certain plans that will require us to provide compensation to our Named Executive Officers in the event of a termination of employment or a change in control of the company. The discussion and tables below reflect the amount of compensation that is potentially payable to each of the Named Executive Officers in the event of termination of such executive’s employment pursuant to the terms of his employment agreement or the Company’s Executive Severance Plan. The amount of compensation payable to each Named Executive Officer upon voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts assume that termination was effective as of December 31, 2007, uses the closing price of the Common Stock as of the last trading day of the calendar, and thus include amounts earned through December 31, 2007. This information is an estimate of the awards and amounts that would be paid to the executives upon their termination. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company.
Thomas P. Richards
     The following table describes the potential payments upon termination or a change in control of the company for Thomas P. Richards, our Chairman, President and Chief Executive Officer.

Executive Benefits and Payments	Termination by	Termination	Termination upon	Death or
Upon Termination	the Executive(1)	without Cause(2)	change of control (3)	Disability(4) (5)
Compensation:
Base Salary ($625,000)	—	$1,875,000	$2,343,750	$1,875,000
Bonus ($625,000)	—	1,875,000	2,343,750	1,875,000
Medical Benefits	—	249,912	249,912	249,912
Long-term incentives:
Stock Options:
Unvested	—	288,800	288,800	288,800
Restricted Stock:
Unvested	—	2,177,545	2,177,545	2,177,545
Total:	—	$6,466,257	$7,403,757	$6,466,257

1.	Mr. Richards will only be entitled to payments if the termination is deemed a “Constructive Termination Without Cause” pursuant to the terms of his Employment Agreement or the voluntary termination is deemed to be a voluntary recitation or retirement within two years of a change of control in which event the Company shall pay the executive as if the termination has been a termination without cause.

2.	Mr. Richards’ severance benefit under a termination without cause equal to 3 times the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 100% of the annual base salary.

3.	If Mr. Richard’s termination without cause had occurred within two years of a change in control, Mr. Richards would be entitled to 3.75 times the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 100% of the annual base salary.

4.	If Mr. Richards dies during the term of his employment agreement, he is entitled to the same severance benefits as if he was terminated without cause.

5.	If Mr. Richards becomes disabled during the term of his employment agreement, he is entitled to the same severance benefits as if he was terminated without cause.
David W. Wehlmann
     The following table describes the potential payments upon termination or a change in control of the company for David W. Wehlmann, our Executive Vice President, Chief Financial Officer and Secretary.

Executive Benefits and Payments	Termination by	Termination	Termination upon
Upon Termination	the Executive(1)	without Cause(2)	change of control(3)	Death or Disability
Compensation:
Base Salary ($337,000)	—	$337,000	$1,011,500		—
Bonus ($168,500)	—	168,500	505,500		—
Medical Benefits	—	—	44,108		—
Long-term incentives:
Stock Options:
Unvested	—	—	107,616		—
Restricted Stock:
Unvested	—	—	839,160		—
Total:	—	$505,500	$2,507,884	$

(1)	Mr. Wehlmann will only be entitled to payments if the termination is deemed a “Constructive Termination Without Cause” pursuant to the terms of his Employment Agreement.

(2)	Mr. Wehlmann’s severance benefit under a termination without cause is equal to the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.

(3)	If Mr. Wehlmann’s termination without cause had occurred within one year of a change in control, Mr. Wehlmann would be entitled to 3 times the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.

Edward S. Jacob, III
     The following table describes the potential payments upon termination or a change in control of the company for Edward S. Jacob, III, our Senior Vice President-Operations.

Executive Benefits and Payments	Termination by	Termination	Termination upon
Upon Termination	the Executive(1)	without Cause(2)	change of control(3)	Death or Disability
Compensation:
Base Salary ($284,000)	—	$284,000	$852,000		—
Bonus ($142,000)	—	142,000	426,000		—
Medical Benefits	—	—	133,528		—
Long-term incentives:
Stock Options:
Unvested	—	—	58,316		—
Restricted Stock:
Unvested	—	—	601,602		—
Total:	—	$426,000	$2,071,446	$

(1)	Mr. Jacob will only be entitled to payments if the termination is deemed a “Constructive Termination Without Cause” pursuant to the terms of his Employment Agreement.

(2)	Mr. Jacob’s severance benefit under a termination without cause is equal to the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.

(3)	If Mr. Jacob’s termination without cause had occurred within one year after a change in control, Mr. Jacob would be entitled to 3 times the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.
Robert J. Proffit
     The following table describes the potential payments upon termination or a change in control of the company for Robert J. Proffit, our Senior Vice President-Human Resources.

Executive Benefits and Payments	Termination by	Termination	Termination upon
Upon Termination	the Executive(1)	without Cause(2)	change of control(3)	Death or Disability
Compensation:
Base Salary ($217,000)	—	$217,000	$651,000	—
Bonus ($108,500)	—	108,500	325,500	—
Gross up	—	—	383,783	—
Long-term incentives:
Stock Options:
Unvested	—	—	—	—
Restricted Stock:
Unvested	—	—	403,033	—
Total:	—	$325,500	$1,763,316	—

(1)	Mr. Proffit will only be entitled to payments if the termination is deemed a “Constructive Termination Without Cause” pursuant to the terms of his Employment Agreement.

(2)	Mr. Proffit’s severance benefit under a termination without cause not within one year after a change in control is equal to the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.

(3)	If Mr. Proffit’s termination without cause had occurred within one year after a change in control, Mr. Proffit would be entitled to 3 times the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.
David J. Crowley
     The following table describes the potential payments upon termination or a change in control of the company for David J. Crowley, our Executive Vice President and Chief Operating Officer.

Executive Benefits and Payments	Termination by	Termination	Termination upon
Upon Termination	the Executive(1)	without Cause(2)	change of control(3)	Death or Disability
Compensation:
Base Salary ($375,000)	—	$375,000	$1,125,000	—
Bonus ($187,500)	—	187,500	562,500	—
Gross up	—	—	760,909	—
Long-term incentives:
Stock Options:
Unvested	—	—	—	—
Restricted Stock:
Unvested	—	—	1,174,732	—
Total:	—	$562,500	$3,623,141	—

(1)	Mr. Crowley will only be entitled to payments if the termination is deemed a “Constructive Termination Without Cause” pursuant to the terms of his Employment Agreement.

(2)	Mr. Crowley’s severance benefit under a termination without cause is equal to the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.

(3)	If Mr. Crowley’s termination without cause had occurred within one year after a change in control, Mr. Crowley would be entitled to 3 times the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.
Employment Agreements
     In November 2001, the Company entered into amended and restated employment agreements with Messrs. Richards, Wehlmann and Jacob by which each would receive (i) an annual salary of $425,000, $200,000, and $178,000 and (ii) a bonus at the sole discretion of the Board of Directors. In December 2005, the Company entered into an employment agreement with Mr. Proffit by which he would receive (1) an annual salary of $150,000 and (ii) a bonus at the sole discretion of the Board of Directors. In July 2007, the Company entered into an employment agreement with Mr. Crowley by which he would receive (i) an annual salary of $375,000 and (ii) a bonus at the sole discretion of the Board of Directors. Messrs. Richards, Wehlmann, Jacobs, Proffit and Crowley’s salaries changed to $655,000, $354,000, $300,000, $227,000 and $394,000, respectively, in March 2008. The term shall be automatically extended annually, unless and until at least 90 days prior to the renewal date either party gives notice not to further extend. Pursuant to the employment agreements, in the event a termination occurs within one year (two years in the case of Mr. Richards) of a “Change in Control” (as defined), each executive shall be paid three times (three and three quarters times in the case of Mr. Richards) the sum of: (a) the annual salary of such executive in effect on the date of termination, plus (b) a bonus equal to fifty percent (one-hundred percent in the case of Mr.

Richards) of such annual salary. In addition, the Company has three non-named executive officers that have employment agreements which contain similar termination provisions as the named executive officers.
     In November 2001, the Company established an Executive Severance Plan (the “Plan”). The purpose of this Plan is to provide the executive officers of the Company, and its subsidiaries who have not entered into employment agreements with the Company economic protection in the event of termination of employment under circumstances provided for in the Plan within twelve months after a “Change in Control” (as defined). Pursuant to the terms of the Plan, a participant shall receive a severance payment equal to one and one half times the sum of: (a) the participant’s annual salary, plus (b) a bonus equal to thirty percent of such annual salary.
CERTAIN TRANSACTIONS
     The Company recognizes that transactions between it and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and shareholders. Therefore, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Pursuant to the Audit Committee Charter, the Audit Committee has oversight for and will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has or will have a direct or indirect material interest that is reportable under Item 404(a) or Regulation S-K. The Audit Committee also has oversight for and reviews the Company’s policies and procedures for addressing conflicts of interest.
     During fiscal 2007, the Company did not enter into, nor is there currently proposed any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer, or holder of more than 5% of any class of voting securities of the Company and members of such person’s family had or will have a direct or indirect material interest.
     Although not reportable under Item 404(a) because there services were awarded and provided on a competitive basis, in 2007, the Company performed contract drilling services for Carrizo Oil & Gas, Inc., Goodrich Petroleum Corporation, Laramie Energy, LLC and Laramie Energy II. Mr. Webster serves on the board of directors of each of these companies. Total revenue recognized by the Company from these companies during 2007 was approximately $36.0 million.
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and shareholders who own more than 10% of the outstanding shares of Common Stock, to file reports of stock ownership and changes in ownership with the SEC and the AMEX and to furnish the Company with copies of all such reports they file. Based solely on a review of the copies of the Section 16(a) reports furnished to the Company, or written representations that no reports were required, it believes that during fiscal year 2007, all such reporting persons timely filed all of the reports that they were required to file under Section 16(a).
AUDIT COMMITTEE REPORT
To Our Shareholders
     The Audit Committee of the Board of Directors (the “Committee”) exists to provide an independent, objective oversight of the Company’s accounting functions and internal controls. Under the rules of the AMEX, all of the members of the Committee are independent. The Committee operates under a written charter originally adopted by the Board of Directors on May 9, 2000 that was last revised and approved by the Board on April 2, 2007. The Committee charter complies with all current regulatory requirements.

     The Committee has reviewed and held discussions with management and KPMG, the Company’s independent registered public accounting firm on the audited financial statements for fiscal year 2008. The Committee reviewed with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to quality, not just the acceptability, of the Company’s accounting functions and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. In addition, the Committee has received a written statement from KPMG describing all relationships between the independent registered public accounting firm and the Company that may impact its objectivity and independence as required by Independence Standards Board Standard No. 1, and has discussed with KPMG matters relating to its independence, including a review of audit and non-audit fees and any relationships that may impair its independence and satisfied itself as to their independence.
     The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to accountant independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.
     Based on the Committee’s review of the audited financial statements and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

The Audit Committee

Frank M. Brown

William T. Donovan

Trevor Turbidy

William R. Ziegler
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
     In accordance with its charter, the Audit Committee of the Board has selected KPMG as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2008. Services provided to the Company and its subsidiaries by KPMG in fiscal 2007 are described under “Audit-Related Matters—Auditor Fees and Services,” below.
     The Company is asking shareholders to ratify the selection of KPMG as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of KPMG to shareholders for ratification as a matter of good corporate governance.

     The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will have the effect of a vote against ratification.
     KMPG has served as the independent registered public accounting firm of the Company since October 1996. Representatives of KPMG will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.
The Board recommends that shareholders vote “FOR” ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2008.
     In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
AUDIT RELATED MATTERS — AUDIT FEES AND SERVICES
     The following table sets forth the fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services performed by KPMG during those periods:

	2007	2006
Audit Fees	$700,000	$695,000
Audit-Related Fees (1)	46,000	44,000
Tax Fees (2)	119,000	96,000
All Other Fees (3)	140,000	—

Total	$1,005,000	$835,000

(1)	Audit related fees consist of an audit of the financial statements of the 401(k) plan.

(2)	For 2007, the tax fees consist of $85,000 for tax compliance, and $34,000 for tax consulting. In 2006, tax fees consisted of $70,000 for tax compliance, and $26,000 for tax consulting.

(3)	For 2007, KPMG was engaged to perform due diligence services for the Company.
The Company did not engage KPMG to provide services related to information systems design and implementation.
Pre-Approval of Services by the Independent Auditor
     The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by the Company’s independent auditor, KPMG. The Audit Committee will, on an annual basis, consider and approve the provision of audit and, if appropriate, non-audit services by KPMG. Thereafter, the Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by KPMG which are not encompassed by the Audit Committee’s annual pre-approval and are not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve, on a case-by-case basis, non-audit services to be performed by KPMG.
CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS
     The Board has adopted Corporate Governance Guidelines and a Code of Ethics applicable to the Chief Executive Officer and other senior officers, including, among others, chief financial officer and controller. Copies of the Company’s Corporate Governance Guidelines and Code of Ethics are available on the “Governance” page of the Company’s website located at http://www.gwdrilling.com. The Company will provide copies of these codes in print, free of charge, to shareholders who request them. Any waiver of these codes with respect to executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to shareholders on the Company’s website, as will any amendments to these codes. No such waivers were granted in 2007.
DISTRIBUTION OF ANNUAL REPORTS TO SHAREHOLDERS
     The annual report to shareholders covering the fiscal year ended December 31, 2007, has been mailed to each shareholder entitled to vote at the Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2008
     This Proxy Statement is available free of charge on the Investor Relations section of the Company’s website through the “SEC Filings” link at (http://www.gwdrilling.com). The Company’s annual report to shareholders covering the fiscal year ended December 31, 2007 is available free of charge on the Investor Relations section of the Company website through the “Financial Reports” link at (http://www.gwdrilling.com).
PROCEDURES FOR SUBMITTING SHAREHOLDER PROPOSALS
     Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2009 annual meeting of shareholders is required to submit such proposals to the Company on or before December 1, 2008.
     The Bylaws contain a procedure for stockholder nomination of directors. The Bylaws provide that any record owner of stock entitled to vote in the election of directors may nominate a person for election as a director at a shareholder meeting only if written notice is given of the intent to make such nomination. The notice must be given, with respect to an annual meeting, not less than 60 nor more than 120 days prior to the anniversary date of the mailing to shareholders of the notice of the meeting for the immediately proceeding annual meeting (unless the date of the annual meeting is changed by more than 30 days from the anniversary date of the immediately preceding annual meeting). Each notice must include: (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the proposed nominee, (iv) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder including any plans or proposals pertaining to the Company, its business or management, (v) all other information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, and (vi) the written consent of the proposed nominee to serve as a director of the Company if so elected. Any such notice shall also set forth (i) the name and address of the shareholder, (ii) a representation that the shareholders is a holder of record of shares of the Company’s capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee or nominees specified in the notice and (iii) the class and number of shares of the Company’s capital stock which are beneficially owned by the shareholder and also which are owned of record by such shareholder.
     Shareholders that intend to present a proposal that will not be included in the proxy statement for the Company’s 2009 annual meeting must give written notice of a shareholder’s intent to submit such a proposal on or after December 3, 2008 but not later than February 2, 2009. The notice submitted by a shareholder should include a statement that the proponent intends to solicit the necessary percentage of shareholder votes to carry the proposal supported by evidence that the stated percentage will actually be solicited.
COST OF SOLICITING PROXIES

     The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone for which they will receive no additional compensation. Brokerage houses, banks and other custodians, nominees will be reimbursed for their customary out-of-pocket and reasonable expenses incurred in forwarding proxy materials to their clients who are beneficial owners of Common Stock.

By Order of the Board of Directors, /s/ David W. Wehlmann DAVID W. WEHLMANN, Secretary

April 8, 2008

ANNUAL MEETING OF SHAREHOLDERS OF
GREY WOLF, INC.
May 13, 2008

     PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.    ê

20230000000000000000 0	051308

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Class lI Nominees:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Steven A. Webster William R. Ziegler
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008:	☐	☐	☐

3.
As such proxies may in their discretion determine upon such other matters (including procedural and other matters relating to the conduct of the meeting), as may properly be presented to the annual meeting and any adjournments or postponements thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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ANNUAL MEETING OF SHAREHOLDERS OF
GREY WOLF, INC.
May 13, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■ 20230000000000000000 0	051308

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Class II Nominees:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Steven A. Webster William R. Ziegler

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008:	☐	☐	☐

3.
As such proxies may in their discretion determine upon such other matters (including procedural and other matters relating to the conduct of the meeting), as may properly be presented to the annual meeting and any adjournments or postponements thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

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PROXY	PROXY
GREY WOLF, INC.
PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 13, 2008
   The undersigned shareholder of Grey Wolf, Inc., a Texas corporation (the “Company”), hereby appoints Thomas P. Richards, David W. Wehlmann, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the shares of common stock, par value $.10 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056 on May 13, 2008 at 9:00 a.m., Houston time, and at any adjournments thereof.
The board of directors recommends that the shareholders vote FOR the election of the Class III nominees as set forth on the reverse as director nominees and vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.
This proxy is to be voted as directed. In the absence of specific direction, this proxy will be voted FOR the election of Steven A. Webster, William R. Ziegler as Class lII directors and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.
IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

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